Exhibit 99.1

CONTACT: Steve Langin 860-683-4536

STANADYNE EXPANDS TO CAPTURE GLOBAL OPPORTUNITIES

Operations Streamlined, Capabilities Added

to Meet Growing Demand in Developing Markets

WINDSOR, CT…April 13, 2009 – While equipment and component manufacturers of all types have been hard-hit by worldwide economic conditions, Stanadyne Corporation is working to position itself for growth. The Connecticut-based supplier of technology and services for engine components and fuel systems, including diesel fuel injection and filtration systems, is moving aggressively to take advantage of opportunities in developing markets. The company will expand its global capabilities while streamlining its traditional manufacturing operations. Today Stanadyne announced the next phase of its on-going strategic initiative.

Tighter emissions standards now coming into effect in the emerging markets will require more advanced fuel system technologies. This creates significant opportunities for Stanadyne’s products, which are used in agricultural, construction, automotive, marine, and industrial vehicle and equipment applications. Sales of products in China and India, which last year represented less than 1% of Stanadyne’s sales, are expected to approach current U.S. sales volumes by 2013.

Stanadyne already operates plants in Chennai, India, and Changshu, China. Both operations will be expanded to better capture new business in their local markets. Transportation costs, duties, exchange rates, and other cost differences make U.S. manufacturing of products destined for these developing markets impractical.

“This is a great opportunity to grow in an economic environment that is otherwise very tough on manufacturers,” commented David Jones, President & CEO of Stanadyne Corporation. “We have to take quick and decisive action to take advantage of the opportunities created by the new emissions requirements. We have also had to make some difficult decisions.”

Stanadyne’s three U.S. plants have been operating at less than full capacity. This situation has been made worse by the economic downturn. To continue to support U.S. and European customers, Stanadyne will consolidate the component manufacturing performed at its Windsor, Connecticut plant into its other plants, particularly its plants in Jacksonville and Washington, North Carolina, resulting in the closure of the Windsor manufacturing operation by mid 2011. Over the next two years, approximately half of the 500 employees in Connecticut are expected to be displaced by the relocation of manufacturing operations.

Corporate headquarters, the technology center, engineering, and prototyping will remain in Windsor. Employment in these functions is expected to grow as sales increase around the world. It is anticipated that approximately 110 jobs will be added in North Carolina. Windsor employees who are directly impacted by the consolidation may have an opportunity to take advantage of positions being added in the North Carolina plants.

“We will do our best to help the Connecticut employees affected by the manufacturing consolidation, as we work to secure our future,” said Jean McCarthy, Stanadyne Vice President of Human Resources.

“These moves are needed to help us remain a strong contributor to the Windsor, Connecticut and North Carolina economies in which we operate,” said Jones.

These initiatives position Stanadyne for increased sales and profitability in the global economy.

# # #

Stanadyne Corporation is a leader in technology and services for engine components and fuel systems including diesel fuel injection and filtration systems, and oil and fuel supply pumps used in agricultural, construction, automotive, marine, and industrial vehicle and equipment applications. The Company is headquartered in Windsor, Connecticut and has facilities in the United States, China, Italy, and India.

Stanadyne’s statements in this press release that are not historical are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be impacted by: (1) volatile conditions in the capital, credit and commodities markets and in the overall economy; (2) changes in general economic conditions and/or in the automobile, light duty trucks, agricultural and construction vehicles and equipment, industrial products and marine equipment markets in which we compete; (3) increased competition; (4) increased costs; (5) loss or retirement of key members of management; (6) increases in our cost of borrowing or inability or unavailability of additional debt or equity capital; (7) loss of material customers; (8) adverse state or federal legislation or regulation or adverse determinations in pending litigation; and (9) changes in the value of the U.S. dollar relative to foreign currencies of countries where we conduct our business. Many of such factors are beyond our control. Any forward-looking statements contained in this press release speak only as of the date on which such statements were made. We assume no duty to update them, reflect new, changing or unanticipated events or circumstances.